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                                                                EXHIBIT 99.2


                        [STANDARD & POOR'S LETTERHEAD]

April 15, 2003



To the Board of Directors of Larscom, Inc.

We hereby consent to the reference to Standard & Poor's Corporate Value Consulting in the Joint Proxy Statement/Prospectus of Larscom, Inc. (the "Company") dated April 15, 2003 under the caption the Merger (the "Transaction") in the context of our rendering of an opinion to the Company regarding the fairness of the exchange ratio in the Transaction (as defined in our fairness opinion dated March 17, 2003 (the "Opinion")) to the Company from a financial point of view.

Our Opinion is for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Yours sincerely,


By: /s/ Chris Ruggeri
    ---------------------
    Chris Ruggeri
    Managing Director
    Standard & Poor's Corporate Value Consulting